EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Second Quarter 2020 Financial Results

- Strong gross profit margin of 30.4%
- EPS of $1.24, non-GAAP EPS of $1.36
- Generated cash flow from operations of $475.7 million
- Declared quarterly dividend of $0.625 per share

LOS ANGELES, July 23, 2020 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the second quarter ended June 30, 2020 (in millions, except tons which are in thousands and per share amounts).

			Sequential Quarter	Six Months Ended June 30,		Year-Over-Year		Year-Over-Year
	Q2 2020	Q1 2020	% Change	2020	2019	% Change	Q2 2019	% Change
Income Statement Data:
Net sales	$2,019.3	$2,572.9	(21.5%)	$4,592.2	$5,840.1	(21.4%)	$2,883.5	(30.0%)
Gross profit[1]	$614.7	$780.7	(21.3%)	$1,395.4	$1,720.5	(18.9%)	$853.6	(28.0%)
Gross profit margin[1]	30.4%	30.3%	0.1%	30.4%	29.5%	0.9%	29.6%	0.8%
Non-GAAP gross profit margin[1,2]	30.4%	31.9%	(1.5%)	31.3%	29.5%	1.8%	29.6%	0.8%
Non-GAAP pretax income adjustments[2]	$10.4	$137.5	(92.4%)	$147.9	$1.2	12,225.0%	$1.2	766.7%
Pretax income	$102.0	$83.1	22.7%	$185.1	$501.3	(63.1%)	$245.8	(58.5%)
Non-GAAP pretax income[2]	$112.4	$220.6	(49.0%)	$333.0	$502.5	(33.7%)	$247.0	(54.5%)
Net income attributable to Reliance	$80.2	$61.7	30.0%	$141.9	$373.2	(62.0%)	$183.1	(56.2%)
Diluted EPS	$1.24	$0.92	34.8%	$2.15	$5.49	(60.8%)	$2.69	(53.9%)
Non-GAAP diluted EPS[2]	$1.36	$2.45	(44.5%)	$3.84	$5.51	(30.3%)	$2.71	(49.8%)

Balance Sheet and Cash Flow Data:
Cash provided by operations	$475.7	$170.8	178.5%	$646.5	$463.2	39.6%	$346.0	37.5%
Free cash flow[3]	$434.7	$115.3	277.0%	$550.0	$339.3	62.1%	$275.1	58.0%
Net debt-to-total capital[4]	20.4%	25.4%		20.4%	27.4%		27.4%

Capital Allocation Data:
Capital expenditures	$41.0	$55.5		$96.5	$123.9		$70.9
Acquisitions, net	$—	$—		$—	$1.0		$1.0
Dividends	$39.9	$41.9		$81.8	$76.5		$36.9
Share repurchases	$—	$300.0		$300.0	$50.0		$50.0

Key Business Metrics:
Tons sold	1,211.8	1,468.8	(17.5%)	2,680.6	3,009.3	(10.9%)	1,507.3	(19.6%)
Tons sold (same-store)	1,210.6	1,466.8	(17.5%)	2,677.4	3,009.3	(11.0%)	1,507.3	(19.7%)
Average selling price per ton sold	$1,681	$1,742	(3.5%)	$1,714	$1,931	(11.2%)	$1,904	(11.7%)
Average selling price per ton sold (same-store)	$1,668	$1,727	(3.4%)	$1,700	$1,931	(12.0%)	$1,904	(12.4%)

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“The strength and resiliency of our business model produced solid results during an extraordinary and extremely challenging quarter. Because we support many customers deemed essential businesses, our tons sold declined only 17.5% compared to the first quarter of 2020,” said Jim Hoffman, President and Chief Executive Officer of Reliance. “We maintained a strong gross profit margin of 30.4% on net sales of $2.02 billion, which, combined with reduced operating expenses, resulted in pretax income of $102.0 million and earnings per diluted share of $1.24. We adjusted our working capital in response to reduced activity levels and generated cash flow from operations of $475.7 million. We implemented enhanced health and safety practices to keep our employees and their families healthy and safe while continuing to provide exceptional customer service across our diversified customer base, which resulted in improved safety performance during the quarter. We sincerely thank our employees for their hard work and flexibility during these difficult times, especially our front-line Reliance employees.”

Mr. Hoffman continued, “Our ability to maintain a strong gross profit margin is the direct result of exceptional execution by our managers in the field. Our local managers continue to leverage the significant investments we have made in recent years to expand our value-added processing capabilities to focus on higher margin business, and appropriately price the value we provide our customers by delivering the highest quality products and services when needed. We reacted quickly to rapidly changing business conditions and reduced our SG&A expense 16.1% to offset the $553.6 million, or 21.5%, decline in sales compared to the prior quarter. We believe our operating performance in this unprecedented environment demonstrates the strength and resiliency of the Reliance model and our ability to successfully operate through all industry cycles.”

Mr. Hoffman concluded, “Although our outlook for nearly all of our end markets remains challenging and uncertain, we believe our diversification of end markets, products and geographies as well as our decentralized operating structure will continue to serve us well through the recovery that will follow these extraordinary times. In the second quarter, our decentralized model provided us the flexibility to ramp up individual operations quickly as demand trends improved and to restructure other businesses that were more severely impacted to ensure long-term profitability. This flexibility, coupled with our strong balance sheet and cash flow, enables us to remain profitable despite extraordinary market challenges, preserve jobs for the significant majority of our employees and provide enhanced solutions to our customers’ changing and growing needs.”

End Market Commentary
Reliance services diverse end markets and provides a wide range of products and processing services, generally in small quantities on a when-needed basis. During the second quarter of 2020, the Company experienced decreased demand in nearly all of the end markets it serves due to customer shut-downs and project delays attributable to COVID-19. As a result, Reliance’s shipments declined 17.5% compared to the first quarter of 2020.

Demand in non-residential construction, Reliance’s largest end market, softened during the second quarter as shelter-in-place orders resulted in the deferral of numerous projects. However, as restrictions began to lift across the country in May, the Company experienced an increase in activity as customers focused on completing projects that had previously been put on hold. Reliance is cautiously optimistic that demand for non-residential construction activity will continue to improve in the second half of 2020 based on healthy backlogs and positive customer sentiment.

Demand for the toll processing services Reliance provides to the automotive market fell sharply in the second quarter following the mid-March closure of many automotive OEMs and steel and aluminum mills due to COVID-19. This resulted in significantly reduced processing volumes at Reliance’s toll processing operations in both the U.S. and Mexico. Demand increased following the reopening of automotive OEM’s in early June, and the Company was very pleased to recall the majority of its furloughed workforce servicing the automotive market. Reliance continues to focus on growth and innovation in toll processing, including expansion of its toll processing operations to support increased future demand.

While demand in the aerospace defense market remained fairly stable at solid levels during the second quarter of 2020, commercial aerospace demand declined considerably as a direct result of reduced air travel due to COVID-19.  In response to reduced commercial airplane build rates, Reliance made significant workforce reductions and closed two of its smaller international locations supporting the commercial aerospace market. As Reliance’s outlook for the commercial aerospace market remains uncertain, the Company will continue to assess the health of its remaining businesses and take appropriate cost reduction actions if and when necessary to ensure the continued long-term profitability of these businesses.

Demand in heavy industry for both agricultural and construction equipment declined in the second quarter due to reduced production schedules and customer shutdowns related to COVID-19. Reliance is cautiously optimistic that demand should begin to recover in the second half of 2020 from current levels based on positive feedback from its diverse range of customers.

Demand in the energy (oil and gas) market remains under significant pressure with the second quarter marking the lowest level of activity the Company has seen in the past 25 years. In response to these conditions, Reliance continues to take proactive cost reduction measures including additional headcount reductions and closing three of its energy focused businesses in 2020. The Company believes its remaining businesses servicing the energy sector are well positioned to support any future recovery in energy.

Semiconductor demand in the second quarter of 2020 continued to improve steadily compared to the first quarter of 2020. Reliance remains cautiously optimistic that demand will remain strong in the second half of 2020.

Balance Sheet & Cash Flow
At June 30, 2020, Reliance had total debt outstanding of $1.50 billion with $1.16 billion available for borrowing on its $1.5 billion revolving credit facility. The Company’s net debt-to-total capital ratio was 20.4% on June 30, 2020. During the second quarter of 2020, Reliance generated net cash provided by operating activities of $475.7 million, a year-over-year increase of 37.5%.

“The combination of our strong balance sheet, significant availability on our revolving credit facility, and effective working capital management bolsters our liquidity position and ensures continued execution of our business model through this extraordinary and challenging time,” commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance. “During the second quarter, we paid down $346.0 million of debt, invested $41.0 million in capital expenditures and returned $39.9 million to our stockholders in dividends. No matter the environment, we remain committed to investing in the long-term growth and sustainability of our company while concurrently providing returns to our stockholders.”

Stockholder Return Activity
On July 21, 2020, the Board of Directors declared a quarterly cash dividend of $0.625 per share of common stock, payable on August 28, 2020 to stockholders of record as of August 14, 2020. For 61 consecutive years, Reliance has paid regular quarterly dividends without suspending or reducing them and has increased the dividend 27 times since its 1994 IPO.

Although Reliance did not repurchase any shares in the second quarter, the Company repurchased $300.0 million of its common stock, or 3.3 million shares, at an average cost of $90.09 per share in the first quarter of 2020. At June 30, 2020, approximately 3.1 million shares, or approximately 5% of the Company’s common shares currently outstanding, remained available for repurchase under the Company’s stock repurchase program.

Business Outlook
Given the continued macroeconomic uncertainty stemming from the COVID-19 pandemic, the Company will not be providing specific earnings per share guidance for the third quarter of 2020 at this time. However, the Company does anticipate the following trends based on current expectations and market conditions as of today, July 23, 2020. Reliance management expects overall demand in the third quarter of 2020 to improve slightly compared to the second quarter of 2020. Managements’ expectations are based on a cautiously optimistic demand outlook in its non-residential construction end market, which will be partially offset by continued declines in demand for its aerospace and energy (oil and gas)-related end markets. The Company also anticipates a further offset in shipping volume due to normal seasonal customer shutdowns and vacation schedules typical in the third quarter; although, the rate of decline is expected to be less than in prior years. As a result, the Company estimates that tons sold will be flat to up 2% in the third quarter of 2020. In addition, Reliance management also expects its tolling volumes to increase meaningfully from second quarter levels to support current automotive production rates. This improvement is not reflected in the Company’s outlook for tons sold as tolling tons are not included in this metric. Further, the Company expects overall metals pricing in the third quarter will remain generally consistent with current levels. Given the resiliency of Reliance’s business model demonstrated in the second quarter of 2020 and the execution of its managers in the field, the Company anticipates that its gross profit margin will remain near the high end of its estimated sustainable range of 28% to 30%. While the magnitude and duration of the COVID-19 pandemic, including its impact on the Company’s operations, supply chain and customers remains fluid, management is continuing to focus on elements within its control as well as monitor the impact of the virus on its operations and financial condition.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s second quarter 2020 financial results and business outlook will be held today, July 23, 2020 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13705692. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, August 6, 2020 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13705692. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Founded in 1939 and headquartered in Los Angeles, California, Reliance Steel & Aluminum Co. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of more than 300 locations in 40 states and 13 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2019, Reliance’s average order size was $2,090, approximately 51% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry, end markets, business strategies and expectations concerning future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by us, including restructuring or cash-preservation initiatives, as well as developments beyond our control, including, but not limited to, the impact of COVID-19 and changes in worldwide and U.S. economic conditions that materially impact our customers and the demand for our products and services. The extent to which the COVID-19 pandemic will continue to negatively impact our operations will depend on future developments which are highly uncertain and cannot be predicted, including the duration of the outbreak, new information which may emerge concerning the severity or duration of the COVID-19 pandemic, the actions taken to control the spread of COVID-19 or treat its impact, and changes in worldwide and U.S. economic conditions. Further deteriorations in economic conditions, as a result of COVID-19 or otherwise, could lead to a further or prolonged decline in demand for our products and services and negatively impact our business, and may also impact financial markets and corporate credit markets which could adversely impact our access to financing, or the terms of any financing. We cannot at this time predict the extent of the impact of the COVID-19 pandemic and resulting economic impact, but it could have a material adverse effect on our business, financial position, results of operations and cash flows. Other factors which could cause actual results to differ materially from our forward-looking statements include those disclosed in reports Reliance has filed with the United States Securities and Exchange Commission (the “SEC”). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and in other documents Reliance files or furnishes with the SEC.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Second Quarter 2020 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q2 2020 Tons Sold	Q1 2020 Tons Sold	Sequential Quarter Change	Q2 2019 Tons Sold	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	987.3	1,183.1	(16.5%)	1,207.9	(18.3%)	(2.2%)	(14.3%)
Aluminum	68.1	85.4	(20.3%)	87.7	(22.3%)	(3.7%)	(10.2%)
Stainless steel	67.1	79.2	(15.3%)	77.8	(13.8%)	(1.9%)	(4.2%)
Alloy	29.2	45.7	(36.1%)	49.3	(40.8%)	3.4%	(0.6%)

	Sales ($'s in millions; % change)
	Q2 2020 Sales	Q1 2020 Sales	Sequential Quarter Change	Q2 2019 Sales	Year-Over- Year Change
Carbon steel	$1,073.8	$1,316.2	(18.4%)	$1,532.7	(29.9%)
Aluminum	$393.4	$512.2	(23.2%)	$564.4	(30.3%)
Stainless steel	$336.4	$404.9	(16.9%)	$407.2	(17.4%)
Alloy	$99.9	$151.4	(34.0%)	$170.0	(41.2%)

Year-to-Date (6 months) 2020 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)			Average Selling Price per Ton Sold (% change)
	2020	2019	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	2,170.4	2,403.9	(9.7%)	(15.4%)
Aluminum	153.5	176.6	(13.1%)	(7.8%)
Stainless steel	146.3	156.5	(6.5%)	(2.6%)
Alloy	74.9	104.8	(28.5%)	(0.8%)

	Sales ($'s in millions; % change)
	2020	2019	Year-Over-Year Change
Carbon steel	$2,390.0	$3,126.3	(23.6%)
Aluminum	$905.6	$1,130.2	(19.9%)
Stainless steel	$741.3	$813.7	(8.9%)
Alloy	$251.3	$354.3	(29.1%)

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net sales	$2,019.3	$2,883.5	$4,592.2	$5,840.1

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,404.6	2,029.9	3,196.8	4,119.6
Warehouse, delivery, selling, general and administrative	438.5	531.4	961.2	1,063.5
Depreciation and amortization	57.4	54.4	114.4	108.4
Impairment of long-lived assets	0.2	1.2	97.9	1.2
	1,900.7	2,616.9	4,370.3	5,292.7

Operating income	118.6	266.6	221.9	547.4

Other (income) expense:
Interest expense	14.6	23.7	31.5	47.9
Other expense (income), net	2.0	(2.9)	5.3	(1.8)
Income before income taxes	102.0	245.8	185.1	501.3
Income tax provision	21.3	61.5	41.5	125.4
Net income	80.7	184.3	143.6	375.9
Less: Net income attributable to noncontrolling interests	0.5	1.2	1.7	2.7
Net income attributable to Reliance	$80.2	$183.1	$141.9	$373.2

Earnings per share attributable to Reliance stockholders:
Diluted	$1.24	$2.69	$2.15	$5.49
Basic	$1.26	$2.73	$2.18	$5.56

Shares used in computing earnings per share:
Diluted	64,582	67,977	65,915	67,951
Basic	63,647	67,045	64,992	67,086

Cash dividends per share	$0.625	$0.55	$1.25	$1.10

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	June 30,	December 31,
	2020	2019*
ASSETS
Current assets:
Cash and cash equivalents	$222.7	$174.3
Accounts receivable, less allowance for credit losses of $22.4 at June 30, 2020 and $17.8 at December 31, 2019	922.5	1,067.8
Inventories	1,492.6	1,645.7
Prepaid expenses and other current assets	88.9	85.2
Income taxes receivable	—	37.2
Total current assets	2,726.7	3,010.2
Property, plant and equipment:
Land	256.7	239.8
Buildings	1,215.8	1,195.1
Machinery and equipment	2,075.2	2,044.4
Accumulated depreciation	(1,738.4)	(1,684.1)
Property, plant and equipment, net	1,809.3	1,795.2

Operating lease right-of-use assets	200.5	201.5
Goodwill	1,923.7	2,003.8
Intangible assets, net	974.3	1,031.1
Cash surrender value of life insurance policies, net	33.2	42.7
Other assets	56.4	46.6
Total assets	$7,724.1	$8,131.1

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$247.1	$275.0
Accrued expenses	76.8	67.4
Accrued compensation and retirement costs	135.1	172.1
Accrued insurance costs	45.2	43.4
Current maturities of long-term debt and short-term borrowings	64.9	64.9
Current maturities of operating lease liabilities	51.7	52.5
Income taxes payable	21.2	—
Total current liabilities	642.0	675.3
Long-term debt	1,426.9	1,523.6
Operating lease liabilities	149.6	149.5
Long-term retirement costs	85.9	87.0
Other long-term liabilities	21.9	12.3
Deferred income taxes	436.3	469.3
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000
Issued and outstanding shares — 63,654 at June 30, 2020 and 66,854 at December 31, 2019	9.1	122.2
Retained earnings	5,068.9	5,189.5
Accumulated other comprehensive loss	(124.1)	(105.1)
Total Reliance stockholders’ equity	4,953.9	5,206.6
Noncontrolling interests	7.6	7.5
Total equity	4,961.5	5,214.1
Total liabilities and equity	$7,724.1	$8,131.1

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Six Months Ended
	June 30,
	2020	2019
Operating activities:
Net income	$143.6	$375.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	114.4	108.4
Impairment of long-lived assets	97.9	1.2
Provision for uncollectible accounts	7.0	3.8
Deferred income tax benefit	(33.3)	(0.2)
Stock-based compensation expense	18.0	22.1
Other	13.3	1.8
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	136.0	(111.1)
Inventories	150.5	31.2
Prepaid expenses and other assets	55.5	35.3
Accounts payable and other liabilities	(56.4)	(5.2)
Net cash provided by operating activities	646.5	463.2

Investing activities:
Purchases of property, plant and equipment	(96.5)	(123.9)
Acquisitions, net of cash acquired	—	(1.0)
Other	0.1	7.0
Net cash used in investing activities	(96.4)	(117.9)

Financing activities:
Proceeds from long-term debt borrowings	770.0	616.0
Principal payments on long-term debt	(868.0)	(811.0)
Dividends and dividend equivalents paid	(81.8)	(76.5)
Share repurchases	(300.0)	(50.0)
Noncontrolling interest purchased	(8.0)	—
Other	(5.8)	(11.6)
Net cash used in financing activities	(493.6)	(333.1)
Effect of exchange rate changes on cash and cash equivalents	(8.1)	1.1
Increase in cash and cash equivalents	48.4	13.3
Cash and cash equivalents at beginning of year	174.3	128.2
Cash and cash equivalents at end of period	$222.7	$141.5

Supplemental cash flow information:
Interest paid during the period	$30.1	$46.8
Income taxes paid during the period, net	$16.1	$123.9

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS AND GROSS PROFIT RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2020	2020	2019	2020	2020	2019
Net income attributable to Reliance	$80.2	$61.7	$183.1	$1.24	$0.92	$2.69
Impairment and restructuring charges	5.6	137.5	1.2	0.09	2.04	0.02
Non-recurring settlement charge	4.8	—	—	0.07	—	—
Income tax benefit related to above items	(2.6)	(34.4)	(0.3)	(0.04)	(0.51)	—
Non-GAAP net income attributable to Reliance	$88.0	$164.8	$184.0	$1.36	$2.45	$2.71

		Net Income		Diluted EPS
		Six Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2020	2019	2020	2019
Net income attributable to Reliance		$141.9	$373.2	$2.15	$5.49
Impairment and restructuring charges		143.1	1.2	2.18	0.02
Non-recurring settlement charge		4.8	—	0.07	—
Income tax benefit related to above items		(37.0)	(0.3)	(0.56)	—
Non-GAAP net income attributable to Reliance		$252.8	$374.1	$3.84	$5.51

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Pretax income	$102.0	$83.1	$245.8	$185.1	$501.3
Impairment and restructuring charges	5.6	137.5	1.2	143.1	1.2
Non-recurring settlement charge	4.8	—	—	4.8	—
Non-GAAP pretax income	$112.4	$220.6	$247.0	$333.0	$502.5

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Gross profit - LIFO	$614.7	$780.7	$853.6	$1,395.4	$1,720.5
Restructuring charge	—	39.8	—	39.8	—
Non-GAAP gross profit	614.7	820.5	853.6	1,435.2	1,720.5
LIFO income	(5.0)	(20.0)	(22.5)	(25.0)	(35.0)
Non-GAAP gross profit - FIFO	$609.7	$800.5	$831.1	$1,410.2	$1,685.5

Gross profit margin - LIFO	30.4%	30.3%	29.6%	30.4%	29.5%
Restructuring charge as a % of sales	—	1.6%	—	0.9%	—
Non-GAAP gross profit margin	30.4%	31.9%	29.6%	31.3%	29.5%
LIFO income as a % of sales	(0.2%)	(0.8%)	(0.8%)	(0.6%)	(0.6%)
Non-GAAP gross profit margin - FIFO	30.2%	31.1%	28.8%	30.7%	28.9%

Reliance Steel & Aluminum Co.'s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include impairment and restructuring charges, mainly related to certain of the Company's energy-related businesses, closure of some of its locations and costs relating to COVID-19 downsizing, and a pension settlement charge which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company's gross profit and gross profit margin.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance's cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Earnings and Gross Profit Reconciliation.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).